Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 29, 2020 (June 3, 2020 as to Notes 1, 12, 19, and 28), relating to the financial statements of Jefferies Financial Group Inc. and on the report of effectiveness of Jefferies Financial Group Inc.’s internal control over financial reporting dated January 29, 2020, appearing in the Current Report on Form 8-K of Jefferies Financial Group Inc. filed on June 3, 2020, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
June 4, 2020